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                                                                    EXHIBIT 15.1

October 26, 2001

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We are aware that our reports dated April 23, 2001 and July 26, 2001 on our reviews of interim financial information of Cabot Oil & Gas Corporation (the "Company") as of and for the three month period ended March 31, 2001 and three and six month periods ended June 30, 2001 and included in the Company's quarterly report on Form 10-Q for the quarters ended March 31, 2001 and June 30, 2001, respectively, are incorporated by reference in its Registration Statement dated October 26, 2001.

Very truly yours,


/s/ PricewaterhouseCoopers LLP
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PricewaterhouseCoopers LLP